Exhibit 10.4
AMENDMENT
TO THE
COMPUTER ASSOCIATES INTERNATIONAL, INC.
2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Effective August 27, 2003)
     THIS AMENDMENT to the Computer Associates International, Inc. 2003 Compensation Plan for Non-Employee Directors (the “Plan”) is hereby made and entered into by the Board of Directors (the “Board”).
W I T N E S S E T H:
     WHEREAS, the Plan reserves to the Board the right to amend or modify the Plan from time to time; and
     WHEREAS, the Board desires to amend the Plan to authorize the payment of additional fees to any Eligible Director who chairs any committee of the Board.
     NOW, THEREFORE, the Plan is amended as follows:
            1. Section 4.02(a) is hereby amended to read in its entirety as follows:
     Amount of Director Fees. Subject to Paragraph (d) of this Section 4.02, each Eligible Director’s annual Director Fees for a Director Service Year shall initially be set at $150,000; provided, however, that the Board may from time to time, at the recommendation of the Committee, change the amount of Director Fees that will be payable in respect of a Director Service Year; and provided further, however, that the Board may from time to time, at the recommendation of the Committee, authorize the payment of additional fees to the chair of any committee of the Board who is an Eligible Director or to an Eligible Director serving as the lead director.
            2. This Amendment shall be effective as of August 24, 2005.
            3. Except as amended herein, the provisions of the Plan shall remain in full force and effect.